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                                                            Exhibit 99.2

              AETNA EXPECTS NEW HOLDING COMPANY, AETNA INC.,
                    TO DECLARE NEXT QUARTERLY DIVIDEND

HARTFORD, CT., June 28, 1996 -- Aetna Life and Casualty Company (NYSE:
AET) announced today that its Board of Directors has deferred declaration of the quarterly dividend pending the closing of the proposed merger with U.S. Healthcare, Inc. The Company stated that it expects that the Board of Directors of Aetna Inc., the new holding company formed in connection with the proposed merger with U.S. Healthcare, will declare the next quarterly dividend promptly after the closing of the merger.

As previously disclosed, Aetna Inc. intends to set its quarterly dividend at an annual payout rate of between 10 percent and 20 percent of operating earnings (which excludes net realized capital gains or losses), before amortization of goodwill and other intangibles related to the merger. Aetna Inc. currently expects that, subject to applicable law, the initial dividend on Aetna Inc. common stock will be approximately $0.80 to $0.83 per share on an annualized basis. The Board of Directors of Aetna Inc. will review the cash dividend each quarter after interim operating earnings are known.

Aetna and U.S. Healthcare are holding shareholder meetings to vote on the merger and other related matters on July 18, 1996.